NEWS RELEASE

                                                                 August 23, 1994

Michael F. Sandler
Senior Vice President -- Finance
MEDIQ Incorporated
609-665-9399

MEDIQ INCORPORATED SIGNS AGREEMENT TO ACQUIRE ASSETS OF KCI MEDICAL SERVICES

     PENNSAUKEN, NJ -- MEDIQ Incorporated (AMEX-MED) and Kinetic Concepts, Inc. (NASDAQ-KNCI) announced today the signing of an agreement for MEDIQ to acquire certain of the assets of KCI Medical Services (KCI's medical equipment rental division) for a purchase price of approximately $65 million in cash and approximately $19 million principal amount of notes payable to KCI. Completion of the acquisition is expected in September 1994 and is subject to certain conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     Bernard J. Korman, President and Chief Executive Officer of MEDIQ, stated that 'The acquisition of approximately 44,000 units of critical care and life support equipment will enable the Company to expand its market share in servicing acute care hospitals and the growing sub-acute, nursing home and home healthcare provider markets. In addition, operating margins will be enhanced with the addition of approximately $45 million of incremental rental revenues into the Company's national distribution system.'

     Commenting on the signing of the agreement, James R. Leininger, M.D., KCI's Chairman, President and Chief Executive Officer, said, 'The sale of KCI Medical Services is a significant step in our strategic plan to focus our energies on our specialty patient surface business and the acquisition and development of new products and technologies.'

     MEDIQ provides essential healthcare services in a cost effective manner to a variety of healthcare providers. MEDIQ's principal businesses include MEDIQ/PRN Life Support Services, Inc., the country's leading provider of life support and critical care equipment on a rental basis, and the Diagnostic Imaging Services Group, which provides portable x-ray, nuclear imaging and ultrasound services. MEDIQ also owns significant equity interests in publicly traded companies, NutraMax Products, Inc. (NASDAQ-NMPC), PCI Services, Inc. (NASDAQ-PCIS), and MMI Medical, Inc. (NASDAQ-MMIM). MEDIQ's securities trade on the American Stock Exchange under these symbols: common stock (MED), preferred stock (MED.Pr), convertible debentures (MED.C) and subordinated debentures (MED.NP) exchangeable into shares of NutraMax.

     KCI is a healthcare company that provides therapies, services and specialty products to select markets worldwide.